Filed Pursuant to Rule 424(b)(3) and 424(c)
Registration No. 333-158796

PROSPECTUS SUPPLEMENT NO. 3
(To prospectus dated May 12, 2009
and supplemented May 29, 2009 and July 1, 2009)

APPLIED DNA SCIENCES, INC.
3,000,000 SHARES OF
COMMON STOCK

We are supplementing our Prospectus dated May 12, 2009, and supplemented May 29, 2009 and July 1, 2009, relating to the resale by a certain selling stockholder of up to 3,000,000 shares of common stock (the “Prospectus”), to provide information contained in our Current Report on Form 8-K filed with the Commission on July 6, 2009, a copy of which is attached hereto and incorporated herein by reference.

You should read this Prospectus Supplement No. 3 in conjunction with the Prospectus which is required to be delivered with all supplements thereto.  This Prospectus Supplement No. 3 is qualified by reference to the Prospectus, except to the extent the information in this supplement updates or supersedes the information contained in the Prospectus.

The purchase of the securities offered through this prospectus involves a high degree of risk.  See section entitled “Risk Factors” beginning on page 4 of the Prospectus and page 31 of the Form 10-Q filed on May 15, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The Date of This Prospectus Supplement Is July 9, 2009.
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
____________________

Date of report (Date of earliest event reported): June 30, 2009

Applied DNA Sciences, Inc
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	002-90539 (Commission File Number)	59-2262718 (IRS Employer Identification No.)

25 Health Sciences Drive, Suite 113
Stony Brook, New York 11790
(Address of Principal Executive Offices) (Zip Code)

631-444- 8090
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03  Creation of a Direct Financial Obligation.
Item 3.02  Unregistered Sales of Equity Securities.

On June 30, 2009, we issued and sold a $150,000 principal amount secured promissory note bearing interest at a rate of 10% per annum to James A. Hayward, our Chairman, President and Chief Executive Officer.

The promissory note and accrued but unpaid interest thereon shall automatically convert into shares of our common stock on June 30, 2010 at a conversion price of $0.103059299 per share, which is equal to a 20% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance, and is convertible into shares of our common stock at the option of the noteholder at any time prior to such automatic conversion at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion and (ii) the automatic conversion price.  In addition, any time prior to conversion, we have the irrevocable right to repay the unpaid principal and accrued but unpaid interest under the notes on three days written notice (during which period the holder can elect to convert the note).  The promissory note bears interest at the rate of 10% per annum and is due and payable in full on June 30, 2010.  Until the principal and accrued but unpaid interest under the promissory note are paid in full, or converted into shares of our common stock, the promissory note will be secured by a security interest in all of our assets.

We issued the securities to James A. Hayward in a private placement exempt from registration pursuant to Regulation D of the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied DNA Sciences, Inc.
(Registrant)

By:	/s/ James A. Hayward
James A. Hayward
Chief Executive Officer

Date: July 6, 2009